Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Altice USA, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-3 of Altice USA, Inc. of our reports dated March 1, 2019, with respect to the consolidated balance sheets of Altice USA, Inc. and subsidiaries (the Company) as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ending December 31, 2018, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the Form 10-K filed by the Company on March 1, 2019, and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the consolidated financial statements of the Company contains emphasis of matter paragraphs that state that:

The Company was incorporated on September 14, 2015 and had no operations of its own other than the issuance of debt prior to the contribution of Cequel Corporation on June 9, 2016 by Altice Europe N.V. (formerly Altice N.V.). The results of operations of Cequel Corporation for the year ended December 31, 2016 have been included in the results of operations of the Company for the same period as Cequel Corporation was under common control with the Company throughout 2016.

As discussed in Notes 1 and 4 to the consolidated financial statements, a substantial portion of the Company’s technical workforce at the Cablevision and Cequel segments became employees of Altice Technical Services (ATS) in the second and fourth quarters of 2017, respectively. Subsequent to December 31, 2017 the Company acquired 100% of ATS. As a result of the acquisition of ATS, an entity under common control, the Company has retroactively consolidated the results of operations and related assets and liabilities of ATS for all periods ATS was under common control.

As discussed in Notes 3 and 4 to the consolidated financial statements, the Company adopted ASC 606 — Revenue from Contracts with Customers and ASU No. 2017-07 Compensation — Retirement Benefits (Topic 715).

/s/ KPMG LLP

New York, New York

June 10, 2019